EXHIBIT 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”) dated this 27th day of January, 2012 between Choice Hotels International, Inc. (“Employer”), a Delaware corporation with principal offices at 10750 Columbia Pike, Silver Spring, Maryland 20901, and Bruce N. Haase (“Employee”), and sets forth the terms and conditions governing the employment relationship between Employee and Employer.

1. Employment. Employer will continue to employ Employee as its Executive Vice President, Global Brands, Marketing & Operations (“EVP”) through January 31, 2012 (the “Transition Date”). Thereafter through the Termination Date (as hereinafter defined), Employee shall remain an employee of Employer and certain subsidiaries in order to provide Employer transition assistance (the “Transition”), but not serve as an officer of Employer or otherwise make any policy making decisions on behalf of Employer. During the Transition, Employee shall serve on a reduced work schedule; however, the parties anticipate that the level of services performed by Employee during the Transition will not permit such reduced work schedule to constitute a constructive “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, in particular Treas. Reg. Section 1.409A-1(h)(1)(ii) (collectively, “Section 409A”). As such, no benefits otherwise payable under any program maintained by the Employer which are subject to Section 409A and which are triggered by a “separation from service” will commence prior to the expiration of the Transition.

2. Duties. During the Transition, Employee agrees to perform such duties as may be from time to time be assigned by Employer’s Chief Executive Officer.

3. Term; Termination of Employment.

(a) The term of this Agreement (the “Term”) shall begin on February 1, 2012 (the “Effective Date”) and shall terminate on May 31, 2012 (the “Termination Date”).

(b) Employee’s employment will terminate on the Termination Date and Employee will be deemed to have incurred a Separation from Service for purposes of Section 409A as of the Termination Date. Employee will return to Employer, no later than the close of business on the Termination Date, any Choice property, including original and copied computer hardware or software, credit cards, long distance telephone cards, and keys or passcards to Choice buildings. On the next regular payday following the Termination Date, Employer will pay Employee for earned but unpaid salary and all hours earned and unused vacation as of the Termination Date, less customary withholding for federal, state, and local taxes.

(c) The parties acknowledge that Employer’s termination of Employee’s employment will constitute a without cause “involuntary separation from service”, as described in Treas. Reg. Section 1.409A-1(n), and as such will trigger certain benefits to Employee under the Non-Competition, Non-Solicitation and Severance Benefit Agreement dated January 25, 2008 between Employer and Employee (as amended on January 27, 2012).

4. Compensation. Through the Termination Date, Employee shall continue to receive the equivalent compensation that he was receiving on the Effective Date and shall continue to participate in all Employer employee benefit plans, employee welfare plans (including, but not limited to, medical, dental vision), life insurance, disability and all fringe benefits, including vacation, to the extent provided to other senior executive officers of the Employer; except that Employee shall not be entitled to any future equity grants.

5. Assignment. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. The obligations of Employee hereunder may not be assigned or delegated.

6. Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement supersedes all previous agreements between the parties with respect to the matters contained herein. This Agreement shall be governed by the laws of the State of Maryland, and any disputes arising out of or relating to this Agreement shall be brought and heard in any court of competent jurisdiction in the State of Maryland. Each party agrees to enter into an amendment to this Agreement to the extent such amendment is reasonably required under Section 409 with the understanding that any such amendment shall not, to the extent possible, reduce or change in any way the economic terms set forth herein.

7. Severability. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other of its provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

Employer: CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ Patrick Cimerola
Patrick Cimerola Senior Vice President

Employee:

/s/ Bruce Haase
Bruce N. Haase

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